UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2018

SILVERCREST ASSET MANAGEMENT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35733	45-5146560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 38th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 649-0600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01 Entry into a Material Definitive Agreement

On September 18, 2018, Silvercrest Asset Management Group LLC (“SAMG”), a subsidiary of Silvercrest L.P., entered into an employment agreement (the “Employment Agreement”) with Richard R. Hough III, pursuant to which Mr. Hough will continue to serve as the Chief Executive Officer of Silvercrest Asset Management Group Inc. (the “Company” or “Silvercrest”). See Item 5.02 below for a further description of the Employment Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2018, SAMG entered into the Employment Agreement with Richard R. Hough III pursuant to which Mr. Hough will continue to serve as the Chief Executive Officer of the Company reporting directly to the board of directors of the Company. Mr. Hough will continue to have the customary duties, responsibilities and authorities of a chief executive officer. Mr. Hough’s employment is at will and can be terminated by the Company at any time for any reason.

The Employment Agreement has an initial term of three years and after such term, will automatically renew for successive periods of one year, unless terminated by either party with 180 days’ written notice prior to the end of the initial term or any renewal term. During the term of the Employment Agreement, Mr. Hough will receive an annualized base salary of $700,000, payable semi-monthly, subject to the review at least annually by the Company’s board of directors or the compensation committee thereof. Based upon such review, Mr. Hough’s salary may be increased, but not decreased, unless by mutual consent or pursuant to a decrease affecting all senior executives of the Company equally. Mr. Hough will also receive an annual cash bonus in an amount determined by the compensation committee in a manner consistent with the Company’s current practice. Pursuant to the terms of the Employment Agreement, within ten business days of September 18, 2018, Mr. Hough will receive an option grant under the Company’s 2012 Equity Incentive Plan (the “Equity Plan”) with a grant date fair market value of $500,000, vesting in annual increments over three years. Commencing in 2019, Mr. Hough will receive an annual grant under the Equity Plan in such form and amount as determined by the compensation committee.

In the event that Mr. Hough’s employment terminates without Cause (as defined in the Employment Agreement) or is terminated by Mr. Hough for "Good Reason" (as defined in the Employment Agreement) then, pursuant to the Employment Agreement, Mr. Hough will be entitled to certain amounts and benefits (subject to execution of a release of claims), including:

-Earned but unpaid base salary as of the date of termination, any earned but unpaid bonuses for prior years (other than in the case of a termination for Cause) and benefits payable under Silvercrest’s employee benefit plans ("Accrued Obligations");

-Payment of a cash amount equal to two times the sum of the annual base salary, as in effect at termination, plus the average of the annual bonuses paid to Mr. Hough for the three fiscal years immediately prior to the year of termination (the “Average Bonus”) paid over 24 months following the termination date (with the potential for acceleration in the event of a termination of employment 180 days prior to or two years following a Change in Control (as defined in the Employment Agreement);

-Payment, for the year of termination, of an amount (prorated in the case of any partial year) equal to the higher of the annual bonus Mr. Hough would have received for that year and the Average Bonus;

-Full vesting of time-based equity awards; and

-Vesting of performance-based awards based on actual performance.

In the event of termination of employment due to his Disability (as defined in the Employment Agreement) or death, pursuant to the Employment Agreement, Mr. Hough will be entitled to:

-Accrued Obligations;
-An Average Bonus;
-Full vesting of all time-based equity awards; and -Vesting of performance-based awards based on actual performance.

The Employment Agreement contains certain confidentiality requirements preventing Mr. Hough from disclosing or using confidential information and during his employment and for a two year period thereafter Mr. Hough is precluded from soliciting Silvercrest clients, vendors, suppliers, lenders, employees, consultants or agents.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement and Form of Option Agreement, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated into this current report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Richard R. Hough, III dated September 18, 2018.
10.2	Form of Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2018

Silvercrest Asset Management Group Inc.

By:	/s/ Scott A. Gerard
Name: Scott A. Gerard
Title: Chief Financial Officer

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